Exhibit (a)(1)(d)

LATTICE SEMICONDUCTOR CORPORATION
OFFER TO EXCHANGE OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the memorandum from Cyrus Y. Tsui, dated February 13, 2003; (3) the list of Frequently Asked Questions; (4) this election form; and (5) the withdrawal form.  The offer is subject to the terms of these documents as they may be amended.  The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options covering a smaller number of shares, with exercise prices as set forth in Section 9 of the offer.  In accordance with the terms outlined in the offer documents, the number of new options you receive will be based on the exchange ratio set forth in Section 2 of the offer.  This offer expires at 5:00 p.m., Pacific Time, on March 14, 2003, unless we extend the offering period. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you elect to exchange any eligible options, you will also have to exchange all options granted to you on or after August 13, 2002, regardless of the exercise price.  Each new option will have a new two year vesting schedule:  12.5% of the shares subject to the new option will vest and become exercisable on the date three months from the new option grant date and 12.5% of the shares subject to the new option will vest and become exercisable every three months thereafter, subject to your continued employment with Lattice or one of our subsidiaries through each relevant vesting date.  You will lose your rights to all exchanged options that are cancelled under the offer.  Your cancelled options will not be reinstated and you will not receive new options if your employment with Lattice ends for any reason before the new option grant date.

BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below, listing the option grants you would like to have exchanged, and completing and signing this election form.  Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form prior to the expiration date, which will be 5:00 p.m., Pacific Time, March 14, 2003, unless we extend the offering period.

☐            Yes, I wish to tender for exchange each of the options listed below (and on any additional sheets which I have attached to this form).  I understand that if I wish to exchange any of my options, this list will automatically include all options granted to me since August 13, 2002, regardless of the exercise price:

Grant Number	Grant Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)

☐            I have attached an additional sheet listing my name and any additional grants I wish to cancel.

Employee Signature	Location/Cost Center Number

Employee Name (Please print)	E-mail Address

Date and Time

RETURN TO THE STOCK OPTION ADMINISTRATOR NO LATER THAN
5:00 P.M., PACIFIC TIME, ON MARCH 14, 2003
VIA FACSIMILE AT (503) 268-8116 OR HAND DELIVERY

LATTICE SEMICONDUCTOR CORPORATION
OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by the Stock Option Administrator either via hand delivery to the Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, or via facsimile (fax number: (503) 268-8116), on or before 5:00 p.m., Pacific Time, on March 14, 2003 (referred to as the expiration date).

The delivery of all required documents, including election forms, is at your risk.  Delivery will be deemed made only when actually received by the Stock Option Administrator of Lattice Semiconductor Corporation (sometimes referred to as the Company).  You may hand deliver your election form to the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, or you may fax it to the Stock Option Administrator at (503) 268-8116.  In all cases, you should allow sufficient time to ensure timely delivery.  We intend to confirm the receipt of your election form within two (2) business days.  If you have not received such a confirmation, it is your responsibility to ensure that your election form has been received by March 14, 2003.

Neither our receipt of your election form nor our delivery of a confirmation of receipt to you will constitute an acceptance of your options for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e–mail or other method of communication.

Lattice will not accept any alternative, conditional or contingent tenders.  Although it is our intent to send you a confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to exchange.  Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled.  Your options that are accepted for exchange will be cancelled on the first business day following the expiration of the offer, which cancellation is scheduled to be March 17, 2003.

2.             Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on March 14, 2003.  If Lattice extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.  In addition, although Lattice currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on April 10, 2003, you may withdraw your tendered options at any time thereafter.  To withdraw tendered options you must hand deliver (Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421) or fax (fax number: (503) 268-8116) a signed and dated withdrawal form, with the required information, to the Stock Option Administrator while you still have the right to withdraw the tendered options.  You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange some or all of the withdrawn options before the expiration date.  To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to the Stock Option Administrator before the expiration date by following the procedures described in these instructions.  Your new election form must include the required information regarding all of your tendered options and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted.  Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form.  You will be bound by the last properly tendered election or withdrawal form we receive before the expiration date.

3.             Tenders.

As more fully set forth in the offer, Lattice will not accept partial tenders of options.  Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  However, you may elect to exchange the remaining portion of an option that you have partially exercised.  As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.  If you participate in this offer, you must also elect to exchange all options granted to you on or after August 13, 2002, regardless of the exercise price.

4.             Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever.  If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Lattice of the authority of that person to act in that capacity must be submitted with this election form.

5.             Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed.  You must also include a current e-mail address and your location/cost center number.

6.             Requests For Assistance or Additional Copies.

Any questions or requests for assistance may be directed to Bob Adam, Manager – Payroll and Benefits, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, telephone number (503) 268-8675, or to Terry Dols, Vice President – Human Resources, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8120.  If you need additional copies of the offer documents, you should contact the Stock Option Administrator, Payroll and Stock Option Department, Lattice Semiconductor Corporation, 5555 N.E. Moore Court, Hillsboro, OR 97124-6421, telephone number (503) 268-8382. Copies will be furnished promptly at Lattice’s expense.  The offer documents are also available in the Human Resource Department at the following domestic locations: LHQ, LSV, LTX and LPA; on our intranet site at http://intra.latticesemi.com/; and in the Schedule TO relating to this offer that we filed with the SEC, which can be accessed on the SEC’s web site at www.sec.gov.

7.             Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the offering period and expiration date, subject only to an extension that we may grant in our discretion.

Important:  The election form (or a facsimile copy of it) together with all other required documents must be received by the Stock Option Administrator on or before 5:00 p.m., Pacific Time, on March 14, 2003.

8.             Additional Documents to Read.

You should be sure to read the offer, all documents referenced therein, and the memorandum from Cyrus Y. Tsui, dated February 13, 2003, before deciding to participate in the offer.

9.             Important Tax Information.

If you are subject to tax in the United States, you should refer to Section 14 of the offer, which contains important federal income tax information.  If you are subject to tax in another country, you should refer to Schedules D through Q, as applicable, which contain important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

10.          Miscellaneous.

A.            Data Privacy.  By accepting this offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Lattice Semiconductor Corporation and/or any of its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the offer.

You understand that Lattice Semiconductor Corporation and/or any of its subsidiaries and affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Lattice Semiconductor Corporation and/or any of its subsidiaries and affiliates, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the offer (Data).  You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the offer.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent means that you may not participate in the offer.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

B.            Acknowledgement and Waiver.  By accepting this offer, you acknowledge that: (1) the offer is established voluntarily by Lattice, it is discretionary in nature and it may be extended, modified or terminated by Lattice in accordance with the terms of the offer; (2) your acceptance of the offer is voluntary; (3) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (4) no claim or entitlement to compensation or damages arises from the termination or the diminution in value of the options involved in the offer; (5) the future value of Lattice’s shares is uncertain and cannot be predicted with certainty; and (6) the offer, the exchanged options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

C.            Responsibility for Taxes.  Regardless of any action that Lattice, its subsidiaries or its affiliates take with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the exchange, including the cancellation/exchange of eligible options and the grant of new options (“Applicable Withholdings”), you acknowledge that the ultimate liability for all Applicable Withholdings is and remains your sole responsibility.  In that regard, you authorize Lattice and/or its subsidiaries or its affiliates to withhold all Applicable Withholdings legally payable by you from your wages or other cash payment paid to you by Lattice and/or its subsidiaries or its affiliates or from proceeds of the sale of shares.  Alternatively, or in addition, if permissible under local law, Lattice may, in its discretion: (1) sell or arrange for the sale of shares of Lattice common stock that you acquire to meet the Applicable Withholding obligation; and/or (2) withhold in shares of Lattice common stock, provided that Lattice withholds only the amount of shares of Lattice common stock necessary to satisfy the minimum withholding amount.  Finally, you agree to pay to Lattice, its subsidiary or its affiliate any amount of Applicable Withholdings that Lattice, its subsidiary or its affiliate may be required to withhold as a result of your participation in the exchange offer if Lattice does not satisfy the Applicable Withholding through other means.